EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Protective Products of America Announces

Financial Results for Third Quarter 2009

SUNRISE, FL — (November 6, 2009) — Protective Products of America, Inc. (PPA:TSX), a leading manufacturer and distributor of advanced products in ballistics protection, today announced financial results for its third quarter and nine months ended September 30, 2009.

Third Quarter and Recent Highlights

•

Reported total sales of $6.2 million and gross margin of 18.8%;

•

Reduced total SG&A expenses by approximately 50% year-over-year to $2.6 million;

•

Net loss from continuing operations of $2.4 million or a loss of $0.18 per share;

•

Backlog of $3.3 million at September 30, 2009;

•

Participation in the United States Marine Corps’ Improved Modular Tactical Vests (IMTV)/Plate Carrier Program as the exclusive ballistics provider to HUBZone-certified companies Carter Enterprises and Ibiley Manufacturing Corp.;

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Master contract and initial delivery orders in place with both prime contractors;

–

Production and revenues to begin in early 2010;

R. Patrick Caldwell, Chief Executive Officer of PPA, stated, “We are pleased with our participation in the United States Marine Corps program, which we believe substantiates the progress we are making in building on existing relationships while casting a wider net around new government business opportunities.  We estimate that PPA will realize revenue of approximately 50 to 60% of initial delivery orders awarded to our partners, Carter and Ibiley, over the next 12 to 24 months.

“This type of program business is supplemental to our domestic and government agency business, and our international business – the core of our three-pronged business model and growth strategy, and the foundation of our Company.  Our recent, successful execution of this business model, coupled with the cost control measures we have put in place, are helping us through a difficult period. We have rightsized the company for greater efficiency, while maintaining our highest quality standards and preparing for a better balance of high-quality business.

Protective Products of America, Inc.

“We believe that the results of our increased domestic focus and more concentrated sales efforts are reflected in improved domestic bookings to date.  We have generated strong growth in sales to federal agencies and recently received a new four-year contract and a twelve-month extension of another multi-year federal agency contract.  Our highly competitive ballistics protection systems are generating substantial interest from the security and law enforcement sectors as we close out 2009 and plan for 2010. Recent activity suggests that budget spending is beginning to be freed up and funds are being appropriated more consistently. We are increasingly optimistic by what we see from the domestic and government agency markets, and believe that the Company is well positioned for growth as we move forward,” Mr. Caldwell noted.

Third Quarter 2009 Financial Results

Total sales for the quarter ended September 30, 2009 were $6.2 million, compared with $16.6 million for the quarter ended September 30, 2008. Gross margin was 18.8% for the third quarter of 2009, compared with 22.3% for the third quarter of 2008.

Total SG&A expenses were $2.6 million for the third quarter of 2009, compared with $5.2 million for the third quarter of 2008. SG&A expenses for the third quarter of 2009 include one-time non-cash costs of approximately $0.4 million associated with the accelerated amortization of certain share-based compensation.

For the quarter ended September 30, 2009, net loss from continuing operations was $2.4 million, or a loss of $0.18 per share. This compares with net loss from continuing operations of $30.5 million, or a loss of $2.21 per share for the quarter ended September 30, 2008. Net loss from continuing operations for the three months ended September 30, 2008 included a $28.3 million impairment charge against goodwill and intangible assets.

Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations was a loss of $1.1 million for third quarter 2009, compared with an Adjusted EBITDA loss from continuing operations of $0.7 million for third quarter 2008. Adjusted EBITDA is EBITDA before non-recurring and certain non-cash charges. Management believes that this non-GAAP measure provides a better assessment of the Corporation’s operations on a continuous basis by eliminating certain non-cash charges and charges that are non-recurring. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is unlikely to be comparable to similar measures presented by other entities.

Protective Products of America, Inc.

Financial Position

As of September 30, 2009, Protective Products of America had total assets of $26.6 million, total consolidated debt of $18.2 million, and shareholders' deficiency of $2.4 million.

Conference Call

A conference call to discuss third quarter financial results will be held at 9:00 a.m. Eastern time on Friday, November 6, 2009.  Investors and analysts interested in participating in the call are invited to dial-in using the following numbers:

Canada or international dial-in number:

1-480-629-9715

US toll free dial-in number:

1-877-941-2322

Participants will be able to dial in and listen to a replay of the conference 60 minutes after the meeting end time. An audio replay of the conference call will be available through November 20, 2009. To access the replay, dial 1-800-406-7325 from the US, or dial 1-303-590-3030 from Canada or internationally, and enter the conference reference number 4175276#.

About Protective Products of America, Inc.

Protective Products of America, Inc. (“PPA”), is headquartered in Sunrise, Florida, with manufacturing facilities in Sunrise, Florida and Granite Falls, North Carolina. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company's product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest (“MTV”), a ballistic system for military personnel. Visit www.protectiveproductsofamerica.com for more company information.

Management is of the opinion that the Company is a leader in the design and manufacture of high performance and high quality products used for ballistic protection. Protective Products International Corp, a wholly owned subsidiary of PPA, is an ISO 9001:2000 certified manufacturer. Furthermore, PPA is capable of providing customers with an integrated personnel armoring system of soft ballistic material, vests and plates for law enforcement and the military.

Protective Products of America, Inc.

Safe Harbor Language

This release may contain forward-looking statements including expectations of future sales, cash flow, and earnings. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are not limited to, uncertainties associated with the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

PPA depends on reliable supplies of high quality source materials used in the manufacture of armor products, including aramid fabrics and polyethylene materials, and works actively with key suppliers to ensure that requirements and demands for these materials are anticipated and properly met. The foregoing is not exhaustive and other risks are detailed from time to time in other disclosure filings of PPA. Should one or more of these risks or uncertainties materialize, or should stated assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The reader is also referred to other uncertainties and risks discussed in detail in the MD&A section of the Company's December 31, 2008 Annual Report dated April 6, 2009, the Company's Annual Information Form dated March 31, 2009 and the Company's Form 10 Registration Statement filed April 10, 2009 and amended on May 12, 2009. These documents are available on www.SEDAR.com and www.SEC.gov. The reader is also referred to the Company’s interim reports for the three-month periods ending March 31, 2009, June 30, 2009, and September 30, 2009, as filed on www.SEDAR.com.

In light of certain sensitive aspects in regard to customers and products, PPA may choose not to disclose all information related to the purchasers of its products, such as government agencies, countries or other end users. Products manufactured for export in the United States must first be approved for export by the appropriate U.S. government agencies. Other armor sales may be made to recognized domestic agencies such as the military and those involved in local, provincial, or national law enforcement and homeland security matters.

Contact:

Kristen McNally

The Piacente Group, Inc.

Investor Relations

(212) 481-2050

kristen@tpg-ir.com

Protective Products of America, Inc.

UNAUDITED RESULTS OF OPERATIONS

The following table presents the unaudited results of operations from Protective Products of America, Inc.’s consolidated financial statements prepared in accordance with U.S. GAAP:

(thousands of United States dollars,	Three Months Ended September 30,		Nine Months Ended September 30,
except per share data)	2009	2008	2009	2008
		(restated)		(restated)
Sales	$6,194	$16,567	$24,164	$65,249
Cost of goods sold	5,032	12,869	17,870	47,528
Gross margin	1,162	3,698	6,294	17,721
Operating expense
Selling, general and administrative	2,628	5,182	9,750	15,645
Research and development	416	350	1,202	1,188
Impairment of goodwill and intangible assets	—	28,288	—	28,288
Total operating expenses	3,044	33,820	10,952	45,121
Operating (loss) from continuing operations	(1,882)	(30,122)	(4,658)	(27,400)
Interest expense	526	526	1,673	1,936
Other expense (income)	18	(628)	586	(95)
Total other expense	544	(102)	2,259	1,841
Loss from continuing operations before income taxes	(2,426)	(30,020)	(6,917)	(29,241)
Income tax provision (benefit)	—	442	—	210
Net loss from continuing operations	(2,426)	(30,462)	(6,917)	(29,451)
Net loss from discontinued operations	(37)	(6,199)	(216)	(39,525)
Net loss	($2,463)	($36,661)	($7,133)	($68,976)

Basic loss per share:
Continuing operations	($0.18)	($2.21)	($0.50)	($2.28)
Discontinued operations	$0.00	($0.45)	($0.02)	($3.06)
Net loss	($0.18)	($2.66)	($0.52)	($5.34)

Diluted loss per common share:
Continuing operations	($0.18)	($2.21)	($0.50)	($2.28)
Discontinued operations	$0.00	($0.45)	($0.02)	($3.06)
Net loss	($0.18)	($2.66)	($0.52)	($5.34)

Weighted average common shares outstanding:
Basic	13,762,557	13,762,557	13,762,557	12,925,148
Diluted	13,762,557	13,762,557	13,762,557	12,925,148

Protective Products of America, Inc.

RECONCILATION OF NET LOSS FROM CONTINUING OPERATIONS

TO EBITDA AND ADJUSTED EBITDA

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER, 2009 AND 2008

(thousands of United States dollars,	Three Months Ended September 30,		Nine Months Ended September 30,
except per share data)	2009	2008	2009	2008

Net income (loss)	(2,426)	(30,463)	(6,917)	(29,451)
Interest expense	526	526	1,673	1,936
Income tax provision (benefit)	—	442	—	210
Depreciation and amortization	228	212	708	959
EBITDA (loss)	(1,672)	(29,283)	(4,536)	(26,346)

Share based compensation	529	295	1,371	859
Impairment of goodwill and intangible assets	—	28,288	—	28,288
Adjusted EBITDA (loss)	(1,143)	(700)	(3,165)	2,801

EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations. EBITDA does not have a standardized meaning prescribed by GAAP and is unlikely to be comparable to similar measures presented by other entities.

Adjusted EBITDA is EBITDA before non-recurring and certain non-cash charges. Management believes that this non-GAAP measure provides a better assessment of the Corporations operations on a continuous basis by eliminating certain non-cash charges and charges that are non-recurring.

Protective Products of America, Inc.

PROTECTIVE PRODUCTS OF AMERICA, INC

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

(thousands of United States dollars)	September 30, 2009	December 31, 2008

ASSETS
Current assets
Cash	$1,588	$1,498
Accounts receivable	1,598	5,853
Inventory, net	6,360	7,062
Prepaid expenses and other current assets	435	539
Current portion of note receivable	—	37
Income taxes receivable	5,016	5,373
Deferred income taxes	31	31
Current assets of discontinued operations	46	1,305
Total current assets	15,074	21,698
Property, plant and equipment, net	2,027	2,513
Intangible assets, net	9,285	9,351
Note receivable	—	27
Other assets	232	220
Long term assets of discontinued operations	—	2,566
Total Assets	$26,618	$36,375

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$5,253	$7,180
Deferred revenue and customer deposits	221	1,128
Operating line of credit	6,590	8,124
Current portion of long term debt	5,378	4,783
Current liabilities of discontinued operations	1,271	2,134
Total current liabilities	18,713	23,349
Deferred income taxes	4,097	3,521
Long term debt	6,243	6,000
Total liabilities	29,053	32,870

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 40,000,000 shares authorized, 13,762,557 and 13,762,557 issued and outstanding, respectively	14	14
Additional paid in capital	61,752	60,381
Accumulated other comprehensive income	891	1,467
Accumulated deficit	(65,092)	(57,957)
Receivables from stockholder	—	(400)
Total stockholders’ equity	($2,435)	$3,505
Total liabilities and stockholders’ equity	$26,618	$36,375